Exhibit 10.20A

AMENDMENT
TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), effective as of April 26, 2012, is by and between Oxford Resources GP, LLC, a Delaware limited liability company (“Company”), and Michael B. Gardner (“Executive”).

RECITALS:

A.           Executive is currently employed with Company pursuant to that certain Employment Agreement dated March 14, 2012 by and between Company and Executive (the “Employment Agreement”);

B.           Both Company and Executive desire to amend the Employment Agreement in certain respects; and

C.           Accordingly, Company and Executive are entering into this Amendment for such purpose.

AGREEMENT:

In consideration of the premises and the mutual covenants and agreements set forth below, and for other good and valuable consideration not specified herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Employment Agreement shall be and hereby is amended as follows:

1.           Amendment of Paragraph 3.2 (Bonuses and Incentive Compensation).  Paragraph 3.2 of the Employment Agreement is amended to read in its entirety as follows:

3.2           Bonuses and Incentive Compensation.

(i)           Annual Bonus - For calendar year 2012, and thereafter during the period of this Agreement, Executive shall be eligible to receive an annual incentive performance bonus in an amount equal to up to 50% of his annual base salary (or such greater percentage, if any, as shall be approved by the Reporting Officer).  The amount of Executive’s annual incentive performance bonus for any calendar year shall be approved from time to time by the Reporting Officer and shall be pro-rated for any period of employment by Company during a calendar year of less than twelve months.  The Reporting Officer’s determinations may take into account such criteria as he establishes in his discretion.

(ii)           LTIP Awards - Executive shall be eligible to receive awards under the LTIP, as determined by the Board based upon the recommendation of the Compensation Committee of the Board, which may take into consideration the recommendation of the Reporting Officer.  For purposes hereof, “LTIP” means Company’s Amended and Restated Long-Term Incentive Plan, effective on June 18, 2010, and if hereafter further amended by Company then as hereafter so further amended.

(iii)          Change in Control Acceleration – In the event of a Change in Control (as defined in the LTIP in its form as in effect on the Effective Date), and notwithstanding any applicable vesting schedule, all awards granted to Executive under the LTIP shall immediately vest.

2.           Amendment of Paragraph 4.1 (Termination by Expiration).  Paragraph 4.1 of the Employment Agreement is amended to read in its entirety as follows:

4.1           Termination by Expiration.  If Executive’s employment hereunder shall be terminated by expiration of the term as provided in paragraph 2.1 (including any extensions of the term of this Agreement thereunder) because either party has provided an Expiration Notice, Executive’s employment with Company shall nonetheless continue until such employment is actually terminated by either Company or Executive upon such expiration or at any time thereafter, with such actual termination and the effective date thereof to be stated in a written notice to the other party which is provided in accordance with paragraph 8.1, and, in the case of a termination following such expiration by Executive for Good Reason (as described below), such notice shall be provided in accordance with paragraph 2.4 and the Good Reason Termination Procedure shall apply to any such termination.  In the event an Expiration Notice is provided by either party, all compensation and all benefits to Executive hereunder shall continue to be provided until the expiration of such term, and thereafter Executive shall receive such compensation and benefits as are determined by Company (it being understood that determinations by Company in this regard could provide Executive with Good Reason for purposes of the immediately following sentence) until his employment with Company is actually so terminated.  Upon such actual termination of Executive’s employment with Company all compensation and benefits shall terminate contemporaneously with termination of his employment with Company, except as otherwise provided in the following sentence or under any other agreement or plan of Company that provides post-termination benefits.  Upon any such actual termination of Executive’s employment with Company which is upon or following the expiration of the term as described in paragraph 2.1 where the Expiration Notice was given by Company, and subject to paragraph 4.4, if Executive’s employment with Company has been terminated (a) by Company and such termination is for any reason other than a reason encompassed by paragraph 2.2(i), 2.2(ii), or 2.2(iii) or (b) by Executive for Good Reason (assuming for purposes of these clauses (a) and (b) only that this Agreement were still in effect continually until and also at the time of any such termination), then Company shall provide Executive with a lump sum cash termination payment in an amount equal to one times Executive’s annual base salary at the highest rate in effect at any time upon or following expiration of the term as provided in paragraph 2.1.  Subject to paragraph 4.4, any lump sum cash termination payment due to Executive pursuant to the preceding sentence shall be paid to Executive on the 60th day after the date of Executive’s actual termination of employment with Company.  For purposes of clarity, Executive’s termination of employment hereunder by expiration of the term as provided in paragraph 2.1 is the only circumstance where Executive’s employment with Company may continue following a termination of employment hereunder, so that a termination of Executive’s employment hereunder under any other provisions of this Agreement automatically also results in an actual termination of Executive’s employment with Company.

IN WITNESS WHEREOF, the parties have set their hands hereto as of the date first above written.

Oxford Resources GP, LLC

By:	/s/ Daniel M. Maher		/s/ Michael B. Gardner
Name:	Daniel M. Maher	Name:	Michael B. Gardner
Title:	Senior Vice President and Chief Legal Officer